Exhibit 21.1

List of Subsidiaries

All subsidiaries of Janus Capital Group Inc. listed below are included in the consolidated financial statements unless otherwise indicated.

Organization	Percentage of Ownership	State or Other Jurisdiction of Incorporation
INTECH Investment Management LLC(1)	97.04	Delaware
Janus Capital Management LLC (2) (3)	95	Delaware
Janus Capital Trust Manager Limited (4)	100	Ireland
Janus Distributors LLC (1)	100	Delaware
Janus Holdings LLC (2)	100	Nevada
Janus Capital Institutional Advisers LLC (Plaisance GP)(2)	100	Delaware
Janus Capital Asia Limited (4)	100	Hong Kong
Janus Capital International Limited (4)	100	U.K.
Janus Capital Singapore Pte. Limited (4)	100	Singapore
Janus Capital (Switzerland) LLC (4)	100	Switzerland
Janus Capital Taiwan Ltd. (4)	100	Taiwan
Janus International Holding LLC (5)	100	Nevada
Janus Management Holdings Corporation (2)	100	Delaware
Janus Services LLC (1)	100	Delaware
Janus UK Holdings Corporation Limited (4)	100	UK
Kapstream Capital Pty Limited (4)	51	Australia
Perkins Investment Management LLC (1)	100	Delaware
VS Holdings, Inc. (2)	100	Delaware
VelocityCapital Management LLC (6)	100	Delaware
Janus Index & Calculation Services LLC (6)	100	Delaware
VLS Securities LLC (7)	100	Delaware

(1) Subsidiary of Janus Capital Management LLC

(2) Subsidiary of Janus Capital Group Inc.

(3) 95% owned by Janus Capital Group Inc. and 5% owned by Janus Management Holdings Corporation

(4) Subsidiary of Janus International Holding LLC

(5) Subsidiary of Janus Holdings LLC

(6) Subsidiary of VS Holdings, Inc.

(7) Subsidiary of Janus Index & Calculation Services LLC